Exhibit 8

List of Principal Subsidiaries of CEMIG

Subsidiary	Jurisdiction of Incorporation

Cemig Geração e Transmissão S.A.	Minas Gerais, Brazil

Cemig Distribuição S.A.	Minas Gerais, Brazil